Exhibit 11(j)(1)



               INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-103466 of Amerindo Funds Inc. on Form N-1A of our report dated December 17, 2004, appearing in the 2004 Annual Report of the Amerindo Technology Fund, and to the references to us under the headings "Financial Highlights Information" appearing in the Prospectus and "Counsel and Independent Registered Public Accountants" and "Financial Statements" in the Statement of Additional Information, all of which are a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 25, 2005